Exhibit 99.2

                          FORM OF RECONFIRMATION LETTER


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                 Re: Above Average Investments, Ltd.
                     Reconfirmation Offering

Dear ____________:

         As you read in the prospectus for the offering, we are required to request reconfirmation of your investment after entering into an agreement with a merger candidate. On March 19 18, 2001, we entered into a merger agreement with Quick-Med Technologies, Inc., and subsequently filed a post-effective amendment with the SEC.

         Attached is a copy of the amended prospectus for the reconfirmation offering. In accordance with SEC rules, you have a minimum of 20 days and a maximum of 45 days from the effective date of the prospectus (_____________) to notify us that you elect to remain an investor. Please read the amended prospectus, then review the statements below. If you have no questions regarding the reconfirmation offering, please check the appropriate boxes and return this letter in the self-addressed stamped envelope. We must receive your election to remain an investor in writing. Any additional questions regarding the reconfirmation offering may be directed to Devinder Randhawa at 250-868-8177.

Very Truly Yours,



Devinder Randhawa


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|_|  I have read the prospectus and the amended prospectus.

|_| By my signature below, I am reconfirming my investment in the Above Average Investments, Ltd. offering.



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